Exhibit 23.2

Our Ref. :L129/TW/ry/rl

December 9, 2021

The Board of Directors

Loto Interactive Limited

Hong Kong

Dear Sirs,

Loto Interactive Limited (the “Company”) and its subsidiaries (hereinafter collectively referred to as the “Group”)

We refer to the amendment no.4 to the registration statement on Form F-3 of BIT Mining Limited dated December 9, 2021 (the “Registration Statement”).

We hereby consent to the incorporation by reference in the Registration Statement of our auditor’s reports dated 30 April 2021 on the financial statements of the Company for the years ended 31 December 2019 and 2020 in the Registration Statement, and the references to us under the heading "Experts" in such Registration Statement.

It should be noted that we have not performed an assurance engagement in accordance with any assurance standard on the financial statements of the Company for any period subsequent to 9 December 2021. This consent should not be construed as in any way updating or refreshing the aforementioned auditor’s reports nor do we accept responsibility for such reports beyond that owed to those to whom the reports were addressed by us at the dates of their issue.

Yours faithfully,

/s/ ZHONGHUI ANDA CPA Limited

ZHONGHUI ANDA CPA Limited

Certified Public Accountants

Hong Kong